Exhibit 99.1

                                 [COMPANY LOGO]
                                      THOR
                                      ----
                                INDUSTRIES, INC.

     419 WEST PIKE STREET - P.O. BOX 629 - JACKSON CENTER, OHIO 45334-0629
                     PHONE 937-596-6849    FAX 937-596-6539

                              N E W S  R E L E A S E
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Date:     May 27, 2005
Contact:  Wade F. B. Thompson or Peter B. Orthwein

                      THOR ACQUIRES ASSETS OF GOSHEN COACH
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Thor Industries, Inc. (NYSE: THO) announced today that it acquired substantially all of the assets of Goshen Coach, Elkhart, Indiana for approximately $9.5 million cash.

Goshen Coach which filed Chapter 11 bankruptcy in early May is the second largest manufacturer of small and mid size buses, with annual sales including chassis of approximately $75 million. Its acquisition will give Thor approximately 45% of the small and mid size bus industry. Thor plans to operate Goshen as a separate entity.

The mid-size bus industry is up 16% this year. "Most of our buses have a 5 year effective life and we are seeing good replacement orders for buses sold in 1999 and 2000. We expect the industry to continue its growth and are pleased to enhance our leadership position with this acquisition," said Wade F. B. Thompson, Thor Chairman.

Thor is the largest manufacturer of recreation vehicles and the largest builder of mid-size buses.

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This release includes  "forward looking  statements" that involve  uncertainties and risks. There can be no assurance that actual results will not differ from the Company's expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company's filings with the Securities and Exchange Commission.